Exhibit 99.1

Sunrun Reports Third Quarter 2024 Financial Results

Storage Capacity Installed of 336 Megawatt hours in Q3, exceeding high-end of guidance range and representing 92% year-over-year growth, as storage attachment rates reach 60%

Solar Energy Capacity Installed of 230 Megawatts in Q3, at the high-end of prior guidance range, reaching 7.3 Gigawatts of Networked Solar Energy Capacity

Cash Generation of $2.5 million in Q3, second consecutive quarter of positive Cash Generation

Reiterating Cash Generation guidance of $350 million to $600 million in 2025

Net Earning Assets increases to $6.2 billion, including over $1 billion of Total Cash

Sunrun becomes the first clean energy company to surpass 1 million residential solar customers

SAN FRANCISCO, November 7, 2024 -- Sunrun (Nasdaq: RUN), the nation’s leading provider of clean energy as a subscription service, today announced financial results for the quarter ended September 30, 2024.

“Sunrun’s focus on providing customers with the best experience and differentiated offerings is delivering strong operating and financial results. In the third quarter, we again set new records for both storage installation attachment rates and delivered solid quarter-over-quarter growth for solar installations while reporting higher Net Subscriber Values,” said Mary Powell, Sunrun’s Chief Executive Officer. “The team delivered the second consecutive quarter of positive Cash Generation. Our primary focus continues to be expanding our differentiation for customers and remaining a disciplined, margin-focused leader that drives meaningful Cash Generation.”

“In the third quarter, we delivered on our commitments for solar and storage installations, margin expansion and Cash Generation. Net Subscriber Value was the highest level the company has ever reported, a testament to our margin-focused and disciplined growth strategy,” said Danny Abajian, Sunrun’s Chief Financial Officer. “We have a strong balance sheet with no near-term corporate debt maturities, having extended our recourse working capital facility maturity to March 2027, and as of today, we have reduced parent debt by over $100 million since March. As we increase our Cash Generation, we will continue to allocate excess unrestricted cash to further reduce parent recourse debt and are committed to a capital allocation strategy beyond this initial de-leveraging period that drives significant shareholder value.”

Third Quarter Updates
•Storage Attachment Rates Reach 60%: Storage attachment rates on installations reached 60% in Q3, up from 33% in the prior-year period, with 336 Megawatt hours installed during the quarter. Sunrun has installed more than 135,000 solar and storage systems, representing over 2.1 Gigawatt hours of stored energy capacity.
•Continued Momentum in New Homes Business: Sunrun is seeing strong traction in its new homes division. Sunrun is working with 9 of the top 10 new home builders in California, and over half of the top 20 home builders in the US. In September, Sunrun signed a multi-year exclusive agreement with Toll Brothers (NYSE: TOL) in California. While this division represents less than 5% of our volumes currently, we expect this division to grow at least 50% next year. Home builders appreciate our leading subscription offerings, service commitments, and long track record. Our subscription offering can provide new home buyers with immediate value, including savings on energy and resiliency from backup storage systems, without increasing the cost of purchasing the home.
•Improving Grid Stability with Virtual Power Plants: In Q3, Sunrun introduced several new virtual power plant programs to help meet peak demand and enhance grid stability. In New York, Sunrun activated the state’s largest residential virtual power plant in collaboration with Orange & Rockland Utilities, Inc., a subsidiary of Consolidated Edison, Inc. (NYSE: ED). Over 300 solar-plus-storage systems provided stored solar energy during multiple peak demand events this summer, strengthening grid reliability. Participating customers received a free or heavily discounted home battery in exchange for their commitment to the 10-year program, while Sunrun received upfront payments from O&R based on installed battery capacity. In Maryland, Sunrun launched the nation’s first vehicle-to-home virtual power plant, partnering with Baltimore Gas and Electric Company (BGE), a subsidiary of Exelon Corporation (Nasdaq: EXC), to utilize a small group of customer-owned Ford F-150 Lightnings. BGE was awarded grant funding from the Department of Energy to create the program, and Sunrun helped develop and administer it. Participating customers can earn several hundred dollars by sharing energy from their F-150 Lightning trucks. In Texas, Sunrun partnered with Tesla Electric and Vistra on two virtual power plants. Still growing, the Tesla Electric program has already enrolled more than 150 Sunrun customers, leveraging home batteries to provide reserves during peak consumption. Customers will receive an annual payment, currently set at $400 per Powerwall for 2024, while Sunrun earns recurring revenue through the program. The Vistra partnership also offers customers financial incentives and credits for sharing stored energy with the grid when demand is highest.
•Continued Strong Capital Markets Execution: In September, Sunrun closed a $365 million securitization of residential solar and battery systems, its fourth securitization placed in 2024. The transaction was structured with two separate classes of publicly placed A+ rated notes. The weighted average spread was 235 basis points and the weighted average yield was 5.87%. The initial balance of the Class A notes represents a 73.8% advance rate on the Securitization Share of ADSAB (present value using a 6% discount rate). Similar to prior transactions, Sunrun raised additional capital in a subordinated non-recourse financing, which increased the cumulative advance rate to above 80% as measured against the initial Contracted Subscriber Value of the portfolio. Also, in July, Sunrun expanded its non-recourse warehouse lending facility by $280 million to $2,630 million in commitments, matching the growing scale of Sunrun’s business.
•Extended Maturity of Recourse Working Capital Facility and Reduced Parent Leverage Through Continued 2026 Convertible Note Repurchases: We extended the maturity of our recourse Working Capital Facility to March 2027 (from November 2025) as we were in compliance with the provisions in the agreement, which calls for having funds in a restricted reserve account equal to the amount of our outstanding 2026 Convertible Notes. We continue to reduce parent leverage with continued repurchasing of our 2026 Convertible Notes. To date, we have repurchased $317 million of these notes, leaving $83 million of the notes outstanding as of today. As of September 30, 2024 the outstanding balance on the 2026 Convertible Notes was $133.2 million.

Key Operating Metrics

In the third quarter of 2024, Customer Additions were 31,910 including 30,348 Subscriber Additions. As of September 30, 2024, Sunrun had 1,015,910 Customers, including 858,477 Subscribers. Customers grew 12% in the third quarter of 2024 compared to the third quarter of 2023.

Annual Recurring Revenue from Subscribers was approximately $1.5 billion as of September 30, 2024. The Average Contract Life Remaining of Subscribers was 17.6 years as of September 30, 2024.

Subscriber Value was $51,223 in the third quarter of 2024, a 9% increase compared to the third quarter of 2023. Creation Cost was $36,591 in the third quarter of 2024, a 2% increase compared to the third quarter of 2023.

Net Subscriber Value was $14,632 in the third quarter of 2024. Total Value Generated was $444 million in the third quarter of 2024. On a pro-forma basis assuming a 7.1% discount rate, consistent with capital costs observed in the quarter, Subscriber Value was $47,335 and Net Subscriber Value was $10,744 in the third quarter of 2024.

Gross Earning Assets as of September 30, 2024, were $16.8 billion. Net Earning Assets were $6.2 billion, which included $1,011 million in Total Cash, as of September 30, 2024.

Cash Generation was $2.5 million in the third quarter of 2024, the second consecutive quarter of positive Cash Generation.

Storage Capacity Installed was 336.3 Megawatt hours in the third quarter of 2024, a 92% increase compared to the third quarter of 2023.

Solar Energy Capacity Installed was 229.7 Megawatts in the third quarter of 2024, an 11% decrease compared to the third quarter of 2023. Included in this figure is 220.7 Megawatts of Solar Energy Capacity Installed for Subscribers in the third quarter of 2024, a 4% decrease compared to the third quarter of 2023.

Networked Solar Energy Capacity was 7,288 Megawatts as of September 30, 2024. Included in this figure is 6,204 Megawatts of Networked Solar Energy Capacity for Subscribers as of September 30, 2024.

Networked Storage Capacity was 2.1 Gigawatt hours as of September 30, 2024.

The solar energy systems we deployed in Q3 are expected to offset the emission of 4.7 million metric tons of CO2 over the next thirty years. Over the last twelve months ended September 30, 2024, Sunrun’s systems are estimated to have offset 4.1 million metric tons of CO2.

Outlook

Management is reiterating Cash Generation guidance of $350 million to $600 million for the full-year 2025.

Management is reiterating guidance for Cash Generation of $50 million to $125 million in Q4.

Storage Capacity Installed is expected to be in a range of 320 to 350 Megawatt hours in Q4, reflecting 52% growth at the midpoint compared to the prior year. For the full-year 2024, this implies 100% growth at the midpoint compared to 2023.

Solar Energy Capacity Installed is expected to be in a range of 240 to 250 Megawatts in Q4, reflecting 8% growth at the midpoint compared to the prior year, and 7% growth at the midpoint compared to Q3. For the full-year 2024, this implies a decline of 17% at the midpoint compared to 2023.

Net Subscriber Value is expected to increase in Q4 compared to Q3.

Third Quarter 2024 GAAP Results

Total revenue was $537.2 million in the third quarter of 2024, down $26.0 million, or 5%, from the third quarter of 2023. Customer agreements and incentives revenue was $405.9 million, an increase of $89.3 million, or 28%, compared to the third quarter of 2023. Solar energy systems and product sales revenue was $131.3 million, a decrease of $115.3 million, or 47%, compared to the third quarter of 2023. The increasing mix of Subscribers results in less upfront revenue recognition, as revenue is recognized over the life of the Customer Agreement, which is typically 20 or 25 years.

Total cost of revenue was $433.7 million, a decrease of 16% year-over-year. Total operating expenses were $665.0 million, a decrease of 111% year-over-year, on a pro-forma basis to exclude a non-cash goodwill impairment and amortization of intangible assets, which were incurred in the third quarter of 2023.

Net loss attributable to common stockholders was $83.8 million, or $0.37 per basic and diluted share, in the third quarter of 2024.

Financing Activities

As of November 7, 2024, closed transactions and executed term sheets provide us with expected tax equity to fund approximately 272 Megawatts of Solar Energy Capacity Installed for Subscribers beyond what was deployed through September 30, 2024. Sunrun also had $907 million available in its non-recourse senior revolving warehouse facility at the end of Q3 to fund over 318 Megawatts of Solar Energy Capacity Installed for Subscribers.

Conference Call Information

Sunrun is hosting a conference call for analysts and investors to discuss its third quarter 2024 results and business outlook at 1:30 p.m. Pacific Time today, November 7, 2024. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing (877) 407-5989 (toll free) or (201) 689-8434 (toll). An audio replay will be available following the call on the Sunrun Investor Relations website for approximately one month.

About Sunrun

Sunrun Inc. (Nasdaq: RUN) revolutionized the solar industry in 2007 by removing financial barriers and democratizing access to locally-generated, renewable energy. Today, Sunrun is the nation’s leading provider of clean energy as a subscription service, offering residential solar and storage with no upfront costs. Sunrun’s innovative products and solutions can connect homes to the cleanest energy on earth, providing them with energy security, predictability, and peace of mind. Sunrun also manages energy services that benefit communities, utilities, and the electric grid while enhancing customer value. Discover more at www.sunrun.com

Forward Looking Statements

This communication contains forward-looking statements related to Sunrun (the “Company”) within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements related to: the Company’s financial and operating guidance and expectations; the Company’s business plan, trajectory, expectations, market leadership, competitive advantages, operational and financial results and metrics (and the assumptions related to the calculation of such metrics); the Company’s momentum in its business strategies including its ESG efforts, expectations regarding market share, total addressable market, customer value proposition, market penetration, growth of certain divisions, financing activities, financing capacity, product mix, and ability to manage cash flow and liquidity; the growth of the solar industry; the Company’s financing activities and expectations to refinance, amend, and/or extend any financing facilities; trends or potential trends within the solar industry, our business, customer base, and market; the Company’s ability to derive value from the anticipated benefits of partnerships, new technologies, and pilot programs, including contract renewal and repowering programs; anticipated demand, market acceptance, and market adoption of the Company’s offerings, including new products, services, and technologies; the Company’s strategy to be a storage-first company; the ability to increase margins based on a shift in product focus; expectations regarding the growth of home electrification, electric vehicles, virtual power plants, and distributed energy resources; the Company’s ability to manage suppliers, inventory, and workforce; supply chains and regulatory impacts affecting supply chains; the Company’s leadership team and talent development; the legislative and regulatory environment of the solar industry and the potential impacts of proposed, amended, and newly adopted legislation, regulation and policy on the solar industry and our business; the potential impacts of future tax legislation, specifically related to changes in tax credits applicable to the solar industry; the ongoing expectations regarding the Company’s storage and energy services businesses and anticipated emissions reductions due to utilization of the Company’s solar energy systems; and factors outside of the Company’s control such as macroeconomic trends, bank failures, public health emergencies, natural disasters, acts of war, terrorism, geopolitical conflict, or armed conflict / invasion, and the impacts of climate change. These statements are not guarantees of future performance; they reflect the Company’s current views with respect to future events and are based on assumptions and estimates and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. The risks and uncertainties that could cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include: the Company’s continued ability to manage costs and compete effectively; the availability of additional financing on acceptable terms; worldwide economic conditions, including slow or negative growth rates and inflation; volatile or rising interest rates; changes in policies and regulations, including net metering, interconnection limits, and fixed fees, or caps and licensing restrictions and the impact of these changes on the solar industry and our business; the Company’s ability to attract and retain the Company’s business partners; supply chain risks and associated costs; realizing the anticipated benefits of past or future investments, partnerships, strategic transactions, or acquisitions, and integrating those acquisitions; the Company’s leadership team and ability to attract and retain key employees; changes in the retail prices of traditional utility generated electricity; the availability of rebates, tax credits and other incentives; the availability of solar panels, batteries, and other components and raw materials; the Company’s business plan and the Company’s ability to effectively manage the Company’s growth and labor constraints; the Company’s ability to meet the covenants in the Company’s investment funds and debt facilities; factors impacting the home electrification and solar industry generally, and such other risks and uncertainties identified in the reports that we file with the U.S. Securities and Exchange Commission from time to time. All forward-looking statements used herein are based on information available to us as of the date hereof, and we assume no obligation to update publicly these forward-looking statements for any reason, except as required by law.

Citations to industry and market statistics used herein may be found in our Investor Presentation, available via the “Investor Relations” section of Sunrun’s website at https://investors.sunrun.com.

Consolidated Balance Sheets
(In Thousands)

	September 30, 2024	December 31, 2023

Assets
Current assets:
Cash	$533,863	$678,821
Restricted cash	476,606	308,869
Accounts receivable, net	182,513	172,001
Inventories	342,348	459,746
Prepaid expenses and other current assets	67,132	262,822
Total current assets	1,602,462	1,882,259
Restricted cash	148	148
Solar energy systems, net	14,427,903	13,028,871
Property and equipment, net	134,613	149,139
Goodwill	3,122,168	3,122,168
Other assets	2,817,029	2,267,652
Total assets	$22,104,323	$20,450,237
Liabilities and total equity
Current liabilities:
Accounts payable	$244,184	$230,723
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	43,871	35,180
Accrued expenses and other liabilities	410,488	499,225
Deferred revenue, current portion	120,991	128,600
Deferred grants, current portion	8,165	8,199
Finance lease obligations, current portion	26,532	22,053
Non-recourse debt, current portion	236,227	547,870
Pass-through financing obligation, current portion	1,050	16,309
Total current liabilities	1,091,508	1,488,159
Deferred revenue, net of current portion	1,171,925	1,067,461
Deferred grants, net of current portion	188,589	195,724
Finance lease obligations, net of current portion	74,627	68,753
Convertible senior notes	603,510	392,867
Line of credit	392,524	539,502
Non-recourse debt, net of current portion	11,219,898	9,191,689
Pass-through financing obligation, net of current portion	—	278,333
Other liabilities	212,091	190,866
Deferred tax liabilities	115,258	122,870
Total liabilities	15,069,930	13,536,224
Redeemable noncontrolling interests	633,817	676,177
Total stockholders’ equity	5,278,033	5,230,228
Noncontrolling interests	1,122,543	1,007,608
Total equity	6,400,576	6,237,836
Total liabilities, redeemable noncontrolling interests and total equity	$22,104,323	$20,450,237

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue:
Customer agreements and incentives	$405,861	$316,528	$1,116,653	$865,151
Solar energy systems and product sales	131,312	246,653	402,574	878,072
Total revenue	537,173	563,181	1,519,227	1,743,223
Operating expenses:
Cost of customer agreements and incentives	308,382	283,742	876,581	789,334
Cost of solar energy systems and product sales	125,312	234,274	411,591	824,830
Sales and marketing	162,490	176,349	466,411	574,061
Research and development	8,180	5,039	30,510	14,153
General and administrative	60,587	53,254	173,082	163,957
Goodwill impairment	—	1,158,000	—	1,158,000
Total operating expenses	664,951	1,910,658	1,958,175	3,524,335
Loss from operations	(127,778)	(1,347,477)	(438,948)	(1,781,112)
Interest expense, net	(215,615)	(171,288)	(614,981)	(471,163)
Other (expense) income, net	(82,598)	77,673	71,710	93,744
Loss before income taxes	(425,991)	(1,441,092)	(982,219)	(2,158,531)
Income tax (benefit) expense	(13,803)	29,846	(26,953)	(11,096)
Net loss	(412,188)	(1,470,938)	(955,266)	(2,147,435)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(328,422)	(401,479)	(922,756)	(893,062)
Net loss attributable to common stockholders	$(83,766)	$(1,069,459)	$(32,510)	$(1,254,373)
Net loss per share attributable to common stockholders
Basic	$(0.37)	$(4.92)	$(0.15)	$(5.81)
Diluted	$(0.37)	$(4.92)	$(0.15)	$(5.81)
Weighted average shares used to compute net loss per share attributable to common stockholders
Basic	223,695	217,344	222,078	216,029
Diluted	223,695	217,344	222,078	216,029

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Operating activities:
Net loss	$(412,188)	$(1,470,938)	$(955,266)	$(2,147,435)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization, net of amortization of deferred grants	155,528	138,756	458,533	388,645
Goodwill impairment	—	1,158,000	—	1,158,000
Deferred income taxes	(13,803)	29,844	(26,953)	(11,093)
Stock-based compensation expense	26,992	27,723	83,956	84,226
Interest on pass-through financing obligations	—	4,886	8,837	14,642
Reduction in pass-through financing obligations	(1,599)	(10,485)	(20,787)	(30,532)
Unrealized (loss) gain on derivatives	73,870	(74,390)	2,311	(80,121)
Other noncash items	65,436	63,750	105,259	142,434
Changes in operating assets and liabilities:
Accounts receivable	(7,113)	22,688	(20,715)	9,986
Inventories	10,777	129,939	117,398	122,103
Prepaid expenses and other assets	(199,993)	(83,510)	(470,617)	(334,190)
Accounts payable	45,217	(36,439)	36,379	(56,271)
Accrued expenses and other liabilities	68,707	24,023	76,406	(24,487)
Deferred revenue	32,013	12,913	97,465	59,360
Net cash used in operating activities	(156,156)	(63,240)	(507,794)	(704,733)
Investing activities:
Payments for the costs of solar energy systems	(764,161)	(736,781)	(1,907,667)	(1,935,721)
Purchases of property and equipment, net	(202)	(4,666)	(945)	(16,298)
Net cash used in investing activities	(764,363)	(741,447)	(1,908,612)	(1,952,019)
Financing activities:
Proceeds from state tax credits, net of recapture	—	—	5,203	4,033
Proceeds from line of credit	161,824	295,014	305,556	651,398
Repayment of line of credit	(160,229)	(359,572)	(452,534)	(639,308)
Proceeds from issuance of convertible senior notes, net of capped call transaction	—	—	444,822	—
Repurchase of convertible senior notes	(45,562)	—	(229,346)	—
Proceeds from issuance of non-recourse debt	749,700	1,724,370	3,364,956	3,189,480
Repayment of non-recourse debt	(238,489)	(1,061,809)	(1,692,214)	(1,399,799)
Payment of debt fees	(10,723)	(29,809)	(93,747)	(46,930)
Proceeds from pass-through financing and other obligations, net	1,192	2,392	4,795	6,712
Early repayment of pass-through financing obligation	—	—	(240,288)	—
Payment of finance lease obligations	(6,884)	(6,035)	(20,635)	(16,795)
Contributions received from noncontrolling interests and redeemable noncontrolling interests	494,569	355,002	1,290,486	1,112,541
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(55,985)	(52,192)	(238,388)	(173,536)
Acquisition of noncontrolling interests	(1,501)	(32,090)	(21,434)	(46,274)
Proceeds from transfer of investment tax credits	222,891	—	557,111	—
Payments to redeemable noncontrolling interests and noncontrolling interests of investment tax credits	(222,891)	—	(557,111)	—
Net proceeds related to stock-based award activities	976	283	11,953	14,152
Net cash provided by financing activities	888,888	835,554	2,439,185	2,655,674
Net change in cash and restricted cash	(31,631)	30,867	22,779	(1,078)
Cash and restricted cash, beginning of period	1,042,248	921,078	987,838	953,023
Cash and restricted cash, end of period	$1,010,617	$951,945	$1,010,617	$951,945

Key Operating and Financial Metrics

The following operating metrics are used by management to evaluate the performance of the business. Management believes these metrics, when taken together with other information contained in our filings with the SEC and within this press release, provide investors with helpful information to determine the economic performance of the business activities in a period that would otherwise not be observable from historic GAAP measures. Management believes that it is helpful to investors to evaluate the present value of cash flows expected from subscribers over the full expected relationship with such subscribers (“Subscriber Value”, more fully defined in the definitions appendix below) in comparison to the costs associated with adding these customers, regardless of whether or not the costs are expensed or capitalized in the period (“Creation Cost”, more fully defined in the definitions appendix below). The Company also believes that Subscriber Value, Creation Costs, and Total Value Generated are useful metrics for investors because they present an unlevered view of all of the costs associated with new customers in a period compared to the expected future cash flows from these customers over a 30-year period, based on contracted pricing terms with its customers, which is not observable in any current or historic GAAP-derived metric. Management believes it is useful for investors to also evaluate the future expected cash flows from all customers that have been deployed through the respective measurement date, less estimated costs to maintain such systems and estimated distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors (“Gross Earning Assets”, more fully defined in the definitions appendix below). The Company also believes Gross Earning Assets is useful for management and investors because it represents the remaining future expected cash flows from existing customers, which is not a current or historic GAAP-derived measure.

Various assumptions are made when calculating these metrics. Both Subscriber Value and Gross Earning Assets utilize a 6% rate to discount future cash flows to the present period. Furthermore, these metrics assume that customers renew after the initial contract period at a rate equal to 90% of the rate in effect at the end of the initial contract term. For Customer Agreements with 25-year initial contract terms, a 5-year renewal period is assumed. For a 20-year initial contract term, a 10-year renewal period is assumed. In all instances, we assume a 30-year customer relationship, although the customer may renew for additional years, or purchase the system. Estimated cost of servicing assets has been deducted and is estimated based on the service agreements underlying each fund.

In-period volume metrics:	Three Months Ended September 30, 2024
Customer Additions	31,910
Subscriber Additions (included within Customer Additions)	30,348
Solar Energy Capacity Installed (in Megawatts)	229.7
Solar Energy Capacity Installed for Subscribers (in Megawatts)	220.7
Storage Capacity Installed (in Megawatt hours)	336.3

In-period value creation metrics:	Three Months Ended September 30, 2024
Subscriber Value Contracted Period	$47,557
Subscriber Value Renewal Period	$3,666
Subscriber Value	$51,223
Creation Cost	$36,591
Net Subscriber Value	$14,632
Total Value Generated (in millions)	$444.1

In-period environmental impact metrics:	Three Months Ended September 30, 2024
Positive Environmental Impact from Customers (over trailing twelve months, in millions of metric tons of CO2 avoidance)	4.1
Positive Expected Lifetime Environmental Impact from Customer Additions (in millions of metric tons of CO2 avoidance)	4.7

Period-end metrics:	September 30, 2024
Customers	1,015,910
Subscribers (subset of Customers)	858,477
Households Served in Low-Income Multifamily Properties	19,321
Networked Solar Energy Capacity (in Megawatts)	7,288
Networked Solar Energy Capacity for Subscribers (in Megawatts)	6,204
Networked Storage Capacity (in Megawatt hours)	2,133
Annual Recurring Revenue (in millions)	$1,517
Average Contract Life Remaining (in years)	17.6
Gross Earning Assets Contracted Period (in millions)	$12,964
Gross Earning Assets Renewal Period (in millions)	$3,815
Gross Earning Assets (in millions)	$16,780
Net Earning Assets (in millions)	$6,231

Figures presented above may not sum due to rounding. For adjustments related to Subscriber Value and Creation Cost, please see the supplemental Creation Cost and Net Subscriber Value calculation memo for each applicable period, which is available on investors.sunrun.com.

Definitions

Deployments represent solar or storage systems, whether sold directly to customers or subject to executed Customer Agreements (i) for which we have confirmation that the systems are installed, subject to final inspection, or (ii) in the case of certain system installations by our partners, for which we have accrued at least 80% of the expected project cost (inclusive of acquisitions of installed systems).

Customer Agreements refer to, collectively, solar or storage power purchase agreements and leases.

Subscriber Additions represent the number of Deployments in the period that are subject to executed Customer Agreements.

Customer Additions represent the number of Deployments in the period.

Solar Energy Capacity Installed represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period.

Solar Energy Capacity Installed for Subscribers represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period that are subject to executed Customer Agreements.

Storage Capacity Installed represents the aggregate megawatt hour capacity of storage systems that were recognized as Deployments in the period.

Creation Cost represents the sum of certain operating expenses and capital expenditures incurred divided by applicable Customer Additions and Subscriber Additions in the period. Creation Cost is comprised of (i) installation costs, which includes the increase in gross solar energy system assets and the cost of customer agreement revenue, excluding depreciation expense of fixed solar assets, and operating and maintenance expenses associated with existing Subscribers, plus (ii) sales and marketing costs, including increases to the gross capitalized costs to obtain contracts, net of the amortization expense of the costs to obtain contracts, plus (iii) general and administrative costs, and less (iv) the gross profit derived from selling systems to customers under sale agreements and Sunrun’s product distribution and lead generation businesses. Creation Cost excludes stock based compensation, amortization of intangibles, and research and development expenses, along with other items the company deems to be non-recurring or extraordinary in nature. The gross margin derived from solar energy systems and product sales is included as an offset to Creation Cost since these sales are ancillary to the overall business model and lowers our overall cost of business. The sales, marketing, general and administrative costs in Creation Costs is inclusive of sales, marketing, general and administrative activities related to the entire business, including solar energy system and product sales. As such, by including the gross margin on solar energy system and product sales as a contra cost, the value of all activities of the Company’s segment are represented in the Net Subscriber Value.

Subscriber Value represents the per subscriber value of upfront and future cash flows (discounted at 6%) from Subscriber Additions in the period, including expected payments from customers as set forth in Customer Agreements, net proceeds from tax equity finance partners, payments from utility incentive and state rebate programs, contracted net grid service program cash flows, projected future cash flows from solar energy renewable energy credit sales, less estimated operating and maintenance costs to service the systems and replace equipment, consistent with estimates by independent engineers, over the initial term of the Customer Agreements and estimated renewal period. For Customer Agreements with 25 year initial contract terms, a 5 year renewal period is assumed. For a 20 year initial contract term, a 10 year renewal period is assumed. In all instances, we assume a 30-year customer relationship, although the customer may renew for additional years, or purchase the system.

Net Subscriber Value represents Subscriber Value less Creation Cost.

Total Value Generated represents Net Subscriber Value multiplied by Subscriber Additions.

Customers represent the cumulative number of Deployments, from the company’s inception through the measurement date.

Subscribers represent the cumulative number of Customer Agreements for systems that have been recognized as Deployments through the measurement date.

Networked Solar Energy Capacity represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the company’s inception through the measurement date.

Networked Solar Energy Capacity for Subscribers represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the company’s inception through the measurement date, that have been subject to executed Customer Agreements.

Networked Storage Capacity represents the aggregate megawatt hour capacity of our storage systems that have been recognized as Deployments, from the company’s inception through the measurement date.
Gross Earning Assets is calculated as Gross Earning Assets Contracted Period plus Gross Earning Assets Renewal Period.
Gross Earning Assets Contracted Period represents the present value of the remaining net cash flows (discounted at 6%) during the initial term of our Customer Agreements as of the measurement date. It is calculated as the present value of cash flows (discounted at 6%) that we would receive from Subscribers in future periods as set forth in Customer Agreements, after deducting expected operating and maintenance costs, equipment replacements costs, distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors. We include cash flows we expect to receive in future periods from tax equity partners, government incentive and rebate programs, contracted sales of solar renewable energy credits, and awarded net cash flows from grid service programs with utilities or grid operators.

Gross Earning Assets Renewal Period is the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term but before the 30th anniversary of the system’s activation (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for Subscribers as of the measurement date. We calculate the Gross Earning Assets Renewal Period amount at the expiration of the initial contract term assuming either a system purchase or a renewal, forecasting only a 30-year customer relationship (although the customer may renew for additional years, or purchase the system), at a contract rate equal to 90% of the customer’s contractual rate in effect at the end of the initial contract term. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing utility power prices.

Net Earning Assets represents Gross Earning Assets, plus total cash, less adjusted debt and less pass-through financing obligations, as of the same measurement date. Debt is adjusted to exclude a pro-rata share of non-recourse debt associated with funds with project equity structures along with debt associated with the company’s ITC safe harboring facility. Because estimated cash distributions to our project equity partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level non-recourse debt is deducted from Net Earning Assets, as such debt would be serviced from cash flows already excluded from Gross Earning Assets.

Cash Generation is calculated using the change in our unrestricted cash balance from our consolidated balance sheet, less net proceeds (or plus net repayments) from all recourse debt (inclusive of convertible debt), and less any primary equity issuances or net proceeds derived from employee stock award activity (or plus any stock buybacks or dividends paid to common stockholders) as presented on the Company’s consolidated statement of cash flows. The Company expects to continue to raise tax equity and asset-level non-recourse debt to fund growth, and as such, these sources of cash are included in the definition of Cash Generation. Cash Generation also excludes long-term asset or business divestitures and equity investments in external non-consolidated businesses (or less dividends or distributions received in connection with such equity investments). Restricted cash in a reserve account with a balance equal to the amount outstanding of 2026 convertible notes is considered unrestricted cash for the purposes of calculating Cash Generation.

Annual Recurring Revenue represents revenue arising from Customer Agreements over the following twelve months for Subscribers that have met initial revenue recognition criteria as of the measurement date.

Average Contract Life Remaining represents the average number of years remaining in the initial term of Customer Agreements for Subscribers that have met revenue recognition criteria as of the measurement date.

Households Served in Low-Income Multifamily Properties represent the number of individual rental units served in low-income multi-family properties from shared solar energy systems deployed by Sunrun. Households are counted when the solar energy system has interconnected with the grid, which may differ from Deployment recognition criteria.

Positive Environmental Impact from Customers represents the estimated reduction in carbon emissions as a result of energy produced from our Networked Solar Energy Capacity over the trailing twelve months. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool. The figure is calculated using the most recent published tool from the EPA, using the current-year avoided emission factor for distributed resources on a state by state basis. The environmental impact is estimated based on the system, regardless of whether or not Sunrun continues to own the system or any associated renewable energy credits.

Positive Expected Lifetime Environmental Impact from Customer Additions represents the estimated reduction in carbon emissions over thirty years as a result of energy produced from solar energy systems that were recognized as Deployments in the period. The figure is presented in millions of metric tons of avoided carbon emissions and is calculated using the Environmental Protection Agency’s AVERT tool. The figure is calculated using the most recent published tool from the EPA, using the current-year avoided emission factor for distributed resources on a state by state basis, leveraging our estimated production figures for such systems, which degrade over time, and is extrapolated for 30 years. The environmental impact is estimated based on the system, regardless of whether or not Sunrun continues to own the system or any associated renewable energy credits.

Total Cash represents the total of the restricted cash balance and unrestricted cash balance from our consolidated balance sheet.

Investor & Analyst Contact:

Patrick Jobin
SVP, Deputy CFO & Investor Relations Officer
investors@sunrun.com

Media Contact:

Wyatt Semanek
Director, Corporate Communications
press@sunrun.com